Exhibit 10.1.5

MEMORANDUM OF AGREEMENT	Norwegian Shipbrokers’ Associations
Memorandum of Agreement for sale and
[SEAL]	purchase of ships. Adopted by The Baltic
and International Maritime Council
Dated: 21st October 2004	(BIMCO) in 1956.
Code-name
SALEFORM 1993
Revised 1966, 1983 and 1986/87.

Messrs. AURORA SHIPPING SPA - P. zza Municipio 84 - Naples, Italy

hereinafter called the Sellers, have agreed to sell, and

Messrs. AFLA SHIPPING COMPANY LIMITED - 5/2 Merchants Street, Valletta, Malta

hereinafter called the Buyers, have agreed to buy

Name: M/V GIUSEPPE D'AMATO

Classification Society/Class: R.I.Na.

Built: 1995	By: FINCANTIERI

Flag: ITALIAN (R.I.)	Place of Registration: NAPLES

Call sign: IBAG	Grt/Nrt: 39385/24519 Ts

Register number: 73219

hereinafter called the Vessel, on the following terms and conditions:

Definitions

“Banking days” are days on which banks are open both in the country of the currency stipulated for the Purchase Price in Clause 1 and in the place of closing stipulated in Clause 8.

“In writing” or “written” means a letter handed over from the Sellers to the Buyers or vice versa, a registered letter, telex, telefax or other modern form of written communication.

“Classification Society” or “Class” means the Society referred to in line 4.

1.                                      Purchase Price USD 29,870,000.-(United States Dollars twenty nine millions eight hundred seventy thousand) CASH

2.                                      Deposit (See also Cl.17)

As security for the correct fulfilment of this Agreement the Buyers shall pay a deposit of 10% (ten per cent) of the Purchase Price within banking days from the date of this Agreement. This deposit shall be placed within 3 (three)    banking days from signing of Memorandum of Agreement by both Parties in fax form, provided all subject have been lifted.  This deposit shall be place with Banca di Credito Popolare - Palazzo Vallelonga - Torre del Greco Head Office - MIC: Mrs Patrizia De Marco, phone: 0039 081 3581405 - fax: 0039 081 8813321 - Swift: BCPTITNN - Reference: Opening of a joint account between Aurora Shipping SpA and Afla Shipping Company Ltd.

and held by them in a joint account for the Sellers and the Buyers,

3.                                      Payment (See also Cl.17)

The said Purchase Price shall be paid in full free of bank charges to San Paolo Banco di Napoli SPA Filiate Imprese Napoli Toledo - Via Toledo 177/178 Napoli, Kind Att. Mr. Minimo - Phone: 0039 081 792 4777 - Fax: 0039 081 7924746 - SWIFT: NAPBITNN

4.                                      Inspections

a)*                               The Buyers have inspected and accepted the Vessel’s R..I.Na classification records. The Buyers have also inspected the Vessel at/in Ponta de Madeira (Brasil) on    19th/20th October 2004 and have accepted the Vessel following this inspection and the sale is outright and definite, subject only to the terms and conditions of this Agreement.

5.                                      Notices, time and place of delivery (See also Cl.18)

a)                                      The Sellers shall keep the Buyers closely informed about the Ship’s movements and shall provide the Buyers with 30/20/15/7/3,  ,    daysapproximate notice of the expected date of readiness of delivery. When the Vessel is at the place of delivery and in every respect physically ready for delivery in accordance with this Agreement, the Sellers shall give the Buyers a written Notice of Readiness for delivery.

b)                                     The Vessel shall be delivered and taken over safely afloat at a safe port/anchorage Skaw/Passero range, intention Ghen/Slovenia/Italy in the Sellers’ option.

Expected time of delivery: 1st March 2005/30th March 2005 in Seller’s option (intention within 15th to 25th March 2005)

Date of cancelling (see Clauses 5 c), 6 b) (iii) and 14):  30th March 2005 in Buyers’ option

c)                                      If the Sellers anticipate that, notwithstanding the exercise of due diligence by them, the

Vessel will not be ready for delivery by the cancelling date they may notify the Buyers in writing stating the date when they anticipate that the Vessel will be ready for delivery and propose a new cancelling date. Upon receipt of such notification the Buyers shall have the option of either cancelling this Agreement in accordance with Clause 14 within 7 running days of receipt of the notice or of accepting the new date as the new cancelling date. If the Buyers have not declared their option within 7 running days of receipt of the Sellers’ notification or if the Buyers accept the new date, the date proposed in the Sellers’ notification shall be deemed to be the new cancelling date and shall be substituted for the cancelling date stipulated in line 61.

If this Agreement is maintained with the new cancelling date all other terms and conditions hereof including those contained in Clauses 5 a) and 5 c) shall remain unaltered and in full force and effect. Cancellation or failure to cancel shall be entirely without prejudice to any claim for damages the Buyers may have under Clause 14 for the Vessel not being ready by the original cancelling date.

d)                                     Should the Vessel become an actual, constructive or compromised total loss before delivery the deposit together with interest earned shall be released immediately to the Buyers whereafter this Agreement shall be null and void.

6.                                      Drydocking/Divers Inspection (See Cl.19)

7.                                      Spares/bunkers, etc.

The Sellers shall deliver the Vessel to the Buyers with everything belonging to her on board and on shore and on order including used/unused/broached/unbroached stores, spare parts and equipment.  Spare parts as on board.  All spare parts and spare equipment including spare tail-end shaft(s) and/or spare propeller(s)/propeller blade(s), if any, belonging to the Vessel at the time of inspection used or unused, whether on board or not shall become the Buyers’ property, but spares on order are to be excluded. Forwarding charges, if any, shall be for the Buyers’ account. The Sellers are not required to replace spare parts including spare tail-end shaft(s) and spare propeller(s)/propeller blade(s) which are taken out of spare and used as replacement prior to delivery, but the replaced items shall be the property of the Buyers. The radio installation and navigational equipment shall be included in the sale without extra payment if they are the property of the Sellers. Unused stores and provisions shall be included in the sale and be taken over by the Buyers without extra payment.  The Sellers shall hand over to the Buyers at the time of delivery all instructions books/manuals/drawings etc. as on board and forward their office copy of above plants etc. to the Buyers designated place as soon as possible after delivery.  Forwarding charges for the Buyers account.  The Sellers may keep the log books but the Buyers have the right to take copies of the same at their expenses.

The Sellers have the right to take ashore crockery, plates, cutlery, linen and other articles bearing the Sellers’ flag or name, provided they replace same with similar unmarked items. Library, forms, etc., exclusively for use in the Sellers’ vessel(s), shall be excluded without compensation. Captain’s, Officers’ and Crew’s personal belongings including the slop chest are to be excluded from the sale, as well as the following additional items (including items on hire):

- No items on hire -

The Buyers shall take over and pay extra in USDollar currency to the Sellers for remaining unused lubricating oils in designated storage tanks and sealed drums, at the Sellers last purchase prices evidenced by supporting vouchers.  Quantity of bunkers and lubricating oils shall be as on board at the time of delivery.  Masters/Officers’ and Crews’ personal effects and Masters’ stop chest are to be excluded from the sale.

Payment under this Clause shall be made at the same time and place and in the same currency as the Purchase Price.

8.                                      Documentation (See Addendum no.1)

The place of closing: to take place at Sellers’ nominated Bank

In exchange for payment of the Purchase Price the Sellers shall furnish the Buyers with delivery documents, namely:

At the time of delivery the Buyers and Sellers shall sign and deliver to each other a Protocol of Delivery and Acceptance confirming the date and time of delivery of the Vessel from the Sellers to the Buyers.

At the time of delivery the Sellers shall hand to the Buyers the classification certificate(s) as well as all plans etc., which are on board the Vessel. Other certificates which are on board the Vessel shall also be handed over to the Buyers unless the Sellers are required to retain same, in which case the Buyers to have the right to take copies. Other technical documentation which may be in the Sellers’ possession shall be promptly forwarded to the Buyers at their expense, if they so request. The Sellers may keep the Vessel’s log books but the Buyers to have the right to take copies of same.

9.                                      Encumbrances

The Sellers warrant that the Vessel, at the time of delivery, is free from all charters, encumbrances, mortgages and maritime liens or any other debts whatsoever. The Sellers hereby undertake to indemnify the Buyers against all consequences of claims made against the Vessel which have been incurred prior to the time of delivery.

10.                               Taxes, etc.

Any taxes, fees and expenses in connection with the purchase and registration under the Buyers’ flag shall be for the Buyers’ account, whereas similar charges in connection with the closing of the Sellers’ register shall be for the Sellers’ account.

11.                               Condition on delivery

The Vessel with everything belonging to her shall be at the Sellers’ risk and expense until she is delivered to the Buyers, but subject to the terms and conditions of this Agreement she shall be delivered and taken over as she was at the time of inspection, fair wear and tear excepted.

12.                               Name/markings

Upon delivery the Buyers undertake to change the name of the Vessel and alter funnel markings.

13.                               Buyers’ default

Should the deposit not be paid in accordance with Clause 2, the Sellers have the right to cancel this Agreement, and they shall be entitled to claim compensation for their losses and for all expenses incurred together with interest.

Should the Purchase Price not be paid in accordance with Clause 3, the Sellers have the right to cancel the Agreement, in which case the deposit together with interest earned shall be released to the Sellers. If the deposit does not cover their loss, the Sellers shall be entitled to claim further compensation for their losses and for all expenses incurred together with interest.

14.                               Sellers’ default

Should the Sellers fail to give Notice of Readiness in accordance with Clause 5 a) or fail to be ready to validly complete a legal transfer by the date stipulated in line 61 the Buyers shall have the option of cancelling this Agreement provided always that the Sellers shall be granted a maximum of 3 banking days after Notice of Readiness has been given to make arrangements for the documentation set out in Clause 8. If after Notice of Readiness has been given but before the Buyers have taken delivery, the Vessel ceases to be physically ready for delivery and is not made physically ready again in every respect by the date stipulated in line 61 and new Notice of Readiness given, the Buyers shall retain their option to cancel. In the event that the Buyers elect to cancel this Agreement the deposit together with interest earned shall be released to them immediately.

Should the Sellers fail to give Notice of Readiness by the date stipulated in line 61 or fail to be ready to validly complete a legal transfer as aforesaid they shall make due compensation to the Buyers for their loss and for all expenses together with interest if their failure is due to proven negligence and whether or not the Buyers cancel this Agreement.

15.                               Buyers’ representatives

After this Agreement has been signed by both parties and the deposit has been lodged, the Buyers have the right to send maximum two representatives on board for familiarization purpose only for maximum 3 months prior to the delivery, upto the time upto the time upto the phisical delivery at the Buyer's sale risks and expenses.  The Buyers and the said representatives to sign Indemnity Letter in the form of P&I Club before embarkation.  Such representatives shall always follows Master' instructions.  Whilst on board the Vessel the Buyers representatives shall be allowed to use the Vessel's radio station with all expenses being paid by the Buyers arrival at

16.                               Arbitration

a)*                               This Agreement shall be governed by and construed in accordance with English law and any dispute arising out of this Agreement shall be referred to arbitration in London in accordance with London Maritime Arbitrators Association. On the receipt by one party of the nomination in writing of the other party’s arbitrator, that party shall appoint their arbitrator within fourteen days, failing which the decision of the single arbitrator appointed shall apply. If two arbitrators properly appointed shall not agree they shall appoint an umpire whose decision shall be final.

17. Buyers shall remit the balance of the 90 percent of the purchase price money and estimated amount for bunkers and lubricating oils informed by the Sellers to an account in the name of Buyers or Buyers’ Bank in Sellers Bank not later that one banking day prior to the estimated date of delivery for sale.

Both 10 percent deposit and 90 percent balance payment together with the exact amount for bunkers and lubricating oils shall be released to Sellers presentation to the Sellers’ Bank of an original or photocopy of original Protocol of Delivery and Acceptance duly signed by duly authorised representatives of Buyers and Sellers and countersigned by Buyers’ Bank Attorney-at-law attending closing for purpose of release of such funds held in the name of Buyers Bank or Buyers.

Exchange of delivery documents and closing procedures shall take in Italy where the deposit is placed.

Any Bank charges at the Sellers’ Bank for opening accounts/holding/lifting/remittance of the deposit and the balance money including the amount for bunkers and lubricating oils shall be borne equally by the Sellers and the Buyers. Any Bank charges at Banks other than the Sellers Bank shall be for the Buyers sole account.

Interest, if any, earned on the deposit and balance money shall be for the Buyers’ account.

18. When the Vessel is deemed ready for delivery to the Buyers, thereupon the Sellers shall tender to the Buyers or their representative a notice of readiness for delivery. The Buyers shall take over the Vessel within 3 Banking days (Saturday, Sunday except) from the day of receipt of such notice.

19. No drydocking Clause shall be applied at the time of delivery. However, the Buyers shall have the option to carry out inspection of underwater parts of the Vessel by divers upon the Vessel’s arrival at the delivery place. When the Buyers choose to exercise such option, which shall be declared by the Buyers upon receipt of seven (7) days approximative notice of delivery from the Sellers, the Buyers shall arrange, at their risks and expenses, Inspection of underwater parts by divers approved by the R.I.Na. Classification Society and attended by representatives of the Sellers and the Buyers diver inspection cost shall be borne by the Buyers. This clause does not prejudice the Vessel’s readiness for delivery and the Sellers have the right to tender the notice of readiness for delivery irrespectively if the Buyers exercising diver’s underwater survey or not. After the Setters tendering the notice or readiness for delivery, should R.I.No. Class Surveyor find damage affecting her class in diver’s underwater survey, the vessel’s readiness for delivery to be suspended untill the time when the vessel clear her class in respect of the damage so found or the time when both the Sellers and the Buyers agree thereon.

l) Ifany damages in underater parts, which affect her class but the R.I.Na. Class approve the Vessel to trade until her next due drydocking with recommendations regarding the said damages, are found, then the Sellers are to agree with the Buyers cash compensation in lieu of the Sellers repairing the said damages at an amount quoted by a reliable repairer for actual repair costs excluding the costs and time of drydocking in which case the Buyers to take delivery of the Vessel as she is/where she lies with the aforesaid recommendations.

This agreed compensation amount should be deducted from the sale price at time of releasing the purchase money.

2) If drydocking is required by the R.I.Na. Class to repair the said damages, then the Drydocking Clause of the Memorandum of Agreement shall be considered reinstated with the Buyers’ right to paint bottom and other underwater-parts at the Buyers’ risk and expenses and without interfering with vessel’s drydocking schedule.

Revised cancelling date is to be agreed, if necessary.

If Buyers works in drydock are not completed by the time that Sellers have completed their works In accordance with the agreed terms/conditions, then Sellers have the right to tender notice of readiness in dry-dock and deliver the vessel, however the undocklng costs are always to be for Seller’s account.

Any damage not effecting here present class shall be accepted by the Buyers strictly as it is without any repairs or compensation regardless of the extent of such damages. Damages affecting her class shall mean damages which the classification society places recommendations on her class records, but any notes are not taken into consideration.

20.          The Vessel shall be delivered to the Buyers substantially in the same condition as when inspected, fair wear and tear excepted without any further inspection except the inspection of bottom and underwater parts by divers stipulated in Clause 19 hereof.

The Vessel shall be delivered free from outstanding recommendations but with the imposition requested from Class Registry in respect to the reinforcements due for Vessels over 10 years, free of average damage affecting her present class and with class maintained and all class and trading certificates, both national and international, to be extended for 3 month upto 29th July 2005. All items of Class Maintained Survey to be up to date at the time of delivery.

21.          On delivery of the Vessel, the Sellers to guarantee that it is free of Meritime Liens, cargo free and mortgage free plus free of any encumbrances or any other debts and claims, whatsoever.

22.          This negotiation and subsequent fixture shall be kept strictly private and confidential.

23.          At the time of delivery, Setters are to confirm that to the best of Sellers knowledge, the Vessel is not blacklisted by any country or organization whatsoever and that the vessel has never traded to Israel under her present name,

24.          Subject Sellers board approval to be declared within 5 working days after alt subjects waived by Buyers has been declared on 27th October 2004 therefore the sale to be considered definite.

25.          Sellers have the option to take Vessel for Time Charter try of maximum 45 days immediately after delivery and the option to be declared by the Charterers (Sellers) 3 weeks before vessel’s delivery. The Time Charter rate US$ 23,500- per day net. If the Time Charter duration exceed the 45 days then the Charterers to pay the market Time Charter rate for each additional day upto the actual redelivery and this rate will be the average of Time Charter rate as published by the pannel brokers. In case the delivery of the vessel is after 00,01 hours of 31st of March, then the Time Charter Charterers (Sellers) will pay a rate of US$ 23,500.-per day net starting from 00,01 hours of 31st March for the 45 days period i.e. untill May 14th 2005.

The Sellers	The Buyers

AURORA SHIPPING S.p.A
Il Presidente

/s/ Giuseppe D' Amato	/s/ George Kaklamanos
By: Giuseppe D' Amato	By:George Kaklamanos
Title: PRESIDENT	Title: Attorney-In-Fact

This document is a computer generated copy of “SALEFORM 1993”, printed by authority of the Norwegian Shipbrokers’ Association, using software which is the copyright of Strategic Software Ltd. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the preprinted text of this document, the original document shall apply. The Norwegian Shipbrokers’ Association and Strategic Software Ltd. assume no responsibility for any loss or damage caused as a result of discrepancies between the original approved document and this document

ADDENDUM No 1

to the MOA dated 21st October 2004

between

AURORA SHIPPING S.p.A. of Naples, Italy (“the Sellers”)

and

AFLA SHIPPING COMPANY LIMITED of Malta (“the Buyers”)

for the purchase of M.V. GIUSEPPE D’ AMATO

A)          Sellers shall provide Buyers with following documents (where not in English along with certified English translation):

1.               Bill of Sale (British Form 10A) in two (2) originals, duly notarized as to the authority of the signatory for the Sellers by Notary Public and then Apostilled.

2.               a) Resolutions of the Board of Directors of the Seller company approving relevant Memorandum of Agreement resolving and ratifying sale of the Ship to the Buyers and authorizing person(s) to execute a Power of Attorney appointing certain person or persons to execute the Bill of Sale, protocol of delivery and acceptance, deal with all matters relating to completion of sale and transfer of title to the Buyers including physical delivery of the Ship, certified by the Secretary of the Sellers notarially attested and Apostilled.

b) Legal Opinion from a well known internationally and reputable Italian lawyer (in English language) legalised by Apostille confirming that he has fully investigated the Selling Company’s Articles of Association and specific Resolutions of the Board of Directors and would assure Buyers that the sale and terms of sale of subject vessel were validly and fully authorised as required by Italian laws.

3.               Notarial Power of Attorney of the Sellers authorizing person(s) to execute Bill of Sale, Protocol of Delivery and Acceptance, deal with all the matters relating to the sale, delivery of the Ship to the Buyers, notarially certified and Apostilled.

4.               Certificate of Goodstanding of the Seller Company issued by relevant Court of Napoli in Italy disclosing the Directors and Officers of the Company.

5.               Certified copy of Articles of Association of the Sellers, certified by Sellers’ Secretary or Italian Court.

6.               a)     Transcript of Register dated as of date of NOR from Italian Ship Registry (with notarial English Translation) confirming that the ship is owned by the Selling Company and is free from any registered encumbrances, excluding a mortgage no. 108/Na on 22.05.2000 n. 109/NA dated 22.05.2000; Notation 110/NA of

22.05.2000; Notation n.131/NA and 132/NA of 19/06/2000 and Notation 193 of 16/11/2004, all these Notations related to one loan in favour of a pool of banks leaded by San Paolo Banco di Napoli.

b)    Written Undertaking by the Mortgagee Bank to have their mortgage discharged on date of closing immediately upon receipt by the said mortgagee of the purchase money, notarized as to the authority of the signatory and legalized by Apostille.

c)     Fax copy Transcript of Register dated as of the date of delivery (with notarized English translation) confirming that the vessel is free from encumbrances”.

7.               Permission from Capitaneria di Porto di Napoli (Napoli Port Register) for sale to the specific buyer and cancellation of the vessel from the Italian Ship Registry to be dated before or latest by the date of NOR.

8.               Original Certificate issued by the Ship’s Classification Society confirming that the Ship maintains her Class without recommendations. This certificate to be issued after completion of satisfactory underwater inspection and dated as of the date of tendering by the Sellers of the Notice of Readiness. Original of this Certificate to be handed to Buyers at the port of physical delivery of the vessel and fax copy of same at documentary closing.

9.               Copy of Certificate of Registry of the Ship to be supplied to the Buyers soonest after date of execution of the MOA by both parties whilst unexpired certificates of Registry, Safety Equipment, Safety Construction, Safety Radio, Loadline, International Tonnage, I.O.P.P. and all other relevant Ship’s certificates shall be supplied to the Buyers within seven (7) business days as from date when MOA for the sale of the Ship is signed by both parties on telefax.

10.         Notarised Letter from the Sellers undertaking to apply for the deletion of the vessel from Italian flag on date of closing and ensure delivery to the Buyers of a Deletion Certificate duly translated into English dated as of the date of delivery of the Ship within thirty (30) days.

11.         Non blacklisting written statements from the Sellers and the Sellers’ Managers that to the best of Sellers’ knowledge the Ship at the time of delivery is not blacklisted by any country, union or organization worldwide and has not traded in Israel.

12.         Commercial Invoice for the Ship in duplicate.

13.         Statement of remaining unused lubricating oils and bunkers on board on delivery together with copies of relevant supporting invoices.

14.         Copy of Notice of Readiness of the Ship for delivery

15.         a)     Protocol of Delivery and Acceptance for documentary closing to be signed by Sellers’ and Buyers representatives in Naples and

a)     copy of Protocol of Physical Delivery and Acceptance for Physical Delivery to be signed by both parties at the place of physical delivery

16.         Latest three (3) working days before tendering Notice of Readiness the Sellers to instruct and authorise the Classification Society of the Ship to confirm to Maltese Shipregistry that the Ship is in class, quoting expiry dates of all her class certificates. This confirmation is required so that the Buyers can register the Ship in the Maltese Shipregistry.

17.         Sellers Confirmation in writing that to the best of Sellers’ knowledge the Ship has not sustained any underwater damage since the ship underwent her last dry docking.

Latest, one (1) working day prior to date of tendering notice of Readiness the Sellers to provide the Buyers with specimen copies of available listed delivery documents. The rest of the documents will be faxed to Buyers latest by the date of NOR with the exception of item A) 6.(a) and A) 6.(c) which shall he provided to Buyers when available.

B)            Buyers will provide Sellers with following documents in English:

1.               Resolutions of the Sole Director of the Buyer Company authorizing purchase of the Ship as per MOA from the Sellers. This document to be notarially attested and legalised by Apostille.

2.               Power of Attorney authorizing a number of individuals to act on behalf of the Buyers and represent them in all matters relating to the purchase of the ship, including release of the purchase money, signing protocol of delivery and acceptance and attending all relevant matters. This document to be notarially attested and legalised by Apostille.

3.               Copy of Goodstanding Certificate of the Buying Company legalised by Apostille.

This, 18th November 2004.

For the Sellers	For the Buyers

AURORA SHIPPING s.p.a
II Presidente

/s/ Giuseppe D' Amato	/s/ George Kaklamanos
By: Giuseppe D' Amato	By : George Kaklamanos
Title: PRESIDENT	Title: Attorney-in-fact

ADDENDUM No. 1
to a Memorandum of Agreement dated 2lst October 2004 (“the MOA”)

between

AURORA SHIPPING SPA of Italy (“the Sellers”)

and

AFLA SHIPPING COMPANY LIMITED of Malta (“the Initial Buyer”)

relating to M.V. GIUSEPPE D’ AMATO
built 1995, under Italian flag, GRT 39,385 NRT 24,519
(“the Ship”)

Whereas the Seller and the Initial Buyer have contracted for the sale / purchase of the Ship pursuant to the MOA.

Whereas the Initial Buyer wishes to nominate a guaranteed nominee to become the buyer of the Ship.

Whereas the Initial Buyer is hereby nominating ZATAC SHIPPING COMPANY LIMITED of Valletta, Malta, to be the [ILLEGIBLE] buyer of the Ship pursuant to the MOA.

IT IS HEREBY AGREED AND CONFIRMED THAT

1)              ZATAC SHIPPING COMPANY LIMITED of Valletta, Malta hereby is accepted and becomes the buyer of the Ship (“the Buyer”).

2)              The Initial Buyer hereby unconditionally guarantees the performance of the Buyer under the MOA.

All other terms and conditions of the MOA remain in full force and effect.

This     day of December 2004.

The Seller	The Initial Buyer	The Buyer

/s/ Giuseppe D' Amato	/s/ George Kaklamanos	/s/ Christopher J. Thomas
AURORA SHIPPING SPA	AFLA SHIPPING COMPANY LIMITED	ZATAC SHIPPING COMPANY LIMITED

ADDENDUM No 2

to the MOA dated 21st October 2004

between
AURORA SHIPPING S.p.A. of Naples, Italy (“the Sellers”)

and

ZATAC SHIPPING COMPANY LIMITED of Malta (“the Buyers”)

for the purchase of M.V. GIUSEPPE D’ AMATO (“the Ship”)

A)          Sellers shall provide Buyers with following documents (where not in English along with certified English translation):

1.               Bill of Sale (British Form 10A) in two (2) originals, duly notarized as to the authority of the signatory for the Sellers by Notary Public and then Apostilled.

2.               a) Resolutions of the Board of Directors of the Seller company approving relevant Memorandum of Agreement resolving and ratifying sale of the Ship to the Buyers and authorizing person(s) to execute a Power of Attorney appointing certain person or persons to execute the Bill of Sale, protocol of delivery and acceptance, deal with all matters relating to completion of sale and transfer of title to the Buyers including physical delivery of the Ship, certified by the Secretary of the Sellers notarially attested and Apostilled.

b) Legal Opinion from a well known internationally and reputable Italian lawyer (in English language) legalised by Apostille confirming that he has fully investigated the Selling Company’s Articles of Association and specific Resolutions of the Board of Directors and would assure Buyers that the sale and terms of sale of subject vessel were validly and fully authorised as required by Italian laws.

3.               Notarial Power of Attorney of the Sellers authorizing person(s) to execute Bill of Sale, Protocol of Delivery and Acceptance, deal with all the matters relating to the sale, delivery of the Ship to the Buyers, notarially certified and Apostilled.

4.               Certificate of Goodstanding of the Seller Company issued by relevant Court of Napoli in Italy disclosing the Directors and Officers of the Company.

5.               Certified copy of Articles of Association of the Sellers, certified by Sellers’ Secretary or Italian Court.

6.               a) Transcript of Register dated as of date of NOR from Italian Ship Registry (with notarial English Translation) confirming that the ship is owned by the Selling Company and is free from any registered encumbrances, excluding a mortgage

no. 108/Na on 22.05.2000 n. 109/NA dated 22.05.2000; Notation 110/NA of 22.05.2000; Notation n. l31/NA and 132/NA of 19/06/2000 and Notation 193 of 16/11/2004, all these Notations related to one loan in favour of a pool of banks led by San Paolo Banco di Napoli.

b) Written Undertaking by the Mortgagee Bank(s)  to have their mortgage discharged on date of closing immediately upon receipt by the said mortgagee of the purchase money, notarized as to the authority of the signatory and legalized by Apostille.

c) Fax copy Transcript of Register dated as of the date of delivery (with notarized English translation) confirming that the vessel is free from encumbrances”.

7.               Permission from Capitaneria di Porto di Napoli (Napoli Port Register) for sale to the specific buyer and cancellation of the Ship from the Italian Ship Registry to be dated before or latest by the date of NOR.

8.               Original Certificate issued by the Ship’s Classification Society confirming that the Ship maintains her Class without recommendations.  This certificate to be issued after completion of satisfactory underwater inspection and dated as of the date of tendering by the Sellers of the Notice of Readiness. Original of this Certificate to be handed to Buyers at the port of physical delivery of the vessel and fax copy of same at documentary closing.

9.               Copy of Certificate of Registry of the Ship to be supplied to the Buyers soonest after date of execution of the MOA by both parties whilst unexpired certificates of Registry, Safety Equipment,  Safety Construction, Safety Radio, Loadline, International Tonnage, I.O.P.P. and all other relevant Ship’s certificates shall be supplied to the Buyers within seven (7) business days as from date when MOA for the sale of the Ship is signed by both parties on telefax.

10.         Notarised Letter from the Sellers undertaking to apply for the deletion of the Ship from Italian flag on data of closing and ensure delivery to the Buyers of a Deletion Certificate duly translated into English dated as of the date of delivery of the Ship within thirty (30) days.

11.         Non blacklisting written statements from the Sellers and the Sellers’ Managers that to the best of Sellers’ knowledge the Ship at the time of delivery is not blacklisted by any country, union or organization worldwide and has not traded in Israel.

12.         Commercial Invoice for the Ship in duplicate.

13.         Statement of remaining unused lubricating oils and bunkers on board on delivery together with copies of relevant supporting invoices.

14.         Copy of Notice of Readiness of the Ship for delivery

15.         a) Protocol of Delivery and Acceptance for documentary closing to be signed by Sellers’ and Buyers representatives in Naples and

b) copy of Protocol of Physical Delivery and Acceptance for Physical Delivery to be signed by both parties at the place of physical delivery

16.         Latest three (3) working days before tendering Notice of Readiness the Sellers to instruct and authorise the Classification Society of the Ship to confirm to Maltese Shipregistry that the Ship is in class, quoting expiry dates of all her class certificates. This confirmation is required so that the Buyers can register the Ship in the Maltese Shipregistry.

17.         Sellers Confirmation in writing that to the best of Sellers’ knowledge the Ship has not sustained any underwater damage since the ship underwent her last dry docking.

Latest, one (1) working day prior to date of tendering notice of Readiness the Sellers to provide the Buyers with specimen copies of available listed delivery documents. The rest of the documents will be faxed to Buyers latest by the date of NOR with the exception of item A) 6.(a) and A) 6.(c) which shall be provided to Buyers when available.

B)            Buyers will provide Sellers with following documents in English:

1.               Resolutions of the Sole Director of the Buyer Company authorizing purchase of the Ship as per MOA from the Sellers. This document to be notarially attested and legalised by Apostille.

2.               Power of Attorney authorizing a number of individuals to act on behalf of the Buyers and represent them in all matters relating to the purchase of the ship, including release of the purchase money, signing protocol of delivery and acceptance and attending all relevant matters.  This document to be notarially attested and legalised by Apostille.

3.               Copy of Goodstanding Certificate of the Buying Company legalised by Apostille.

This       December 2004.

For the Sellers	For the Buyers

/s/ Giuseppe D' Amato	/s/ Christopher J. Thomas
By: Giuseppe D' Amato	By: Christopher J. Thomas
Title: PRESIDENT	Title: Attomey-in-fact